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                                                                    Exhibit 99.2

For Immediate Release

Sylvan Contacts:
Sean Creamer
Vice President Corporate Finance
410-843-8991

Chris Symanoskie
Investor Relations Manager
410-843-6394


SYLVAN LEARNING SYSTEMS ANNOUNCES SALE OF ASPECT


BALTIMORE, MD, September 8, 2000-- Sylvan Learning Systems (NASDAQ: SLVN), a leading provider of educational services, today announced that it has signed a definitive agreement to sell Aspect, Sylvan's English language instruction subsidiary.

Aspect is being purchased for $22 million in cash by a management group backed by Warburg Pincus. Warburg Pincus is a major global private equity investment firm that has invested more than $10 billion in over 300 diverse companies since 1971. The firm manages approximately $10 billion in assets invested in 24 countries with a further $4 billion available for investment. Based in New York, the firm also has offices in London, Munich, Hong Kong, Tokyo, Singapore, and Sao Paulo.

The transaction is expected to close within the next 30 days, subject to certain regulatory approvals.

About Sylvan Learning Systems:

Sylvan Learning Systems, Inc. (www.sylvan.net) is the leading provider of educational services to families, schools and industry. The Sylvan Learning Centers and Educational Solutions divisions provide personalized instruction services to K-12 students through direct consumer relationships and under contract to school systems. Sylvan provides courses to adult students throughout the world in the areas of English language, Teacher Training and accredited University offerings through the Wall Street Institute, Canter and Sylvan International Universities subsidiaries. Sylvan Ventures, Sylvan's new e-learning investment vehicle, focuses on brining emerging Internet technology solutions to the education and training marketplace. Through its affiliate, Caliber Learning Network, Inc. (NASDAQ:CLBR), Sylvan also has the ability to distribute world-class adult professional education and training programs.

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     This release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.
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